EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-129195, No. 333-129195-01 and No 333-129195-02) of Lehman Brothers Holdings E-Capital Trust I and Lehman Brothers Holdings E-Capital LLC I and in the related Prospectus, of our report dated April 2, 2007 with respect to the consolidated financial statements and schedule of Lehman Brothers Holdings E-Capital Trust I and the financial statements and schedule of Lehman Brothers Holdings E-Capital LLC I included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

New York, New York
April 2, 2007